Exhibit 99.1

CONTACT:

Felicia Vonella
Acorda Therapeutics
(914) 326-5146
fvonella@acorda.com

FOR IMMEDIATE RELEASE

Acorda Provides Financial and Pipeline Update for Second Quarter 2016

•	AMPYRA® (dalfampridine) 2Q 2016 Net Revenue of $122.1 Million; 16% Increase over 2Q 2015 Net Revenue of $105.5 Million
•	Company Reiterates AMPYRA 2016 Net Sales Guidance and Provides Updates on 2016 R&D and SG&A Guidance
•	Upcoming Clinical Trial Data on Dalfampridine in Post-Stroke Walking Difficulties (2H 2016) and CVT-301 for OFF Periods in Parkinson's Disease (1Q 2017)

ARDSLEY, N.Y. – July 28, 2016 – Acorda Therapeutics, Inc. (Nasdaq: ACOR) today provided a financial and pipeline update for the second quarter ended June 30, 2016.

"AMPYRA's continued growth is fueling investment in our late stage pipeline. We expect several important milestones in the second half of 2016 and early 2017, including data from our Phase 3 dalfampridine post-stroke and CVT-301 trials. These near-term opportunities target large, unmet needs and have the potential to improve the lives of people with these serious neurological diseases," said Ron Cohen, M.D., Acorda's President and CEO. "We are working towards concluding our acquisition of Biotie later this year and excited about the addition of the tozadenant Phase 3 program to our pipeline of late stage assets."

Financial Results

The Company reported a GAAP net loss attributable to Acorda of $18.3 million for the quarter ended June 30, 2016, or $0.40 per diluted share. GAAP net income in the same quarter of 2015 was $1.0 million, or $0.02 per diluted share.

Non-GAAP net income for the quarter ended June 30, 2016, was $3.4 million, or $0.07 per diluted share. Non-GAAP net income in the same quarter of 2015 was $13.5 million, or $0.31 per diluted share. Non-GAAP net income excludes share based compensation charges, non-cash interest expense, acquisition-related expenses, expenses associated with changes in the fair value of acquired contingent consideration, foreign currency losses/(gains) and tax adjustments. A reconciliation of the GAAP financial results to non-GAAP financial results is included in the attached financial statements.

AMPYRA® (dalfampridine) Extended Release Tablets, 10 mg - For the quarter ended June 30, 2016, the Company reported AMPYRA net revenue of $122.1 million compared to $105.5 million for the same quarter in 2015.

ZANAFLEX CAPSULES® (tizanidine hydrochloride), ZANAFLEX® (tizanidine hydrochloride) tablets and authorized generic capsules - For the quarter ended June 30, 2016, the Company reported combined net revenue and royalties from ZANAFLEX and tizanidine of $(0.7) million compared to $3.2 million for the same quarter in 2015. Combined net revenue and royalties for the period ended June 30, 2016, includes a charge of $3.0 million due to an increase in current and estimated future returns for ZANAFLEX.

FAMPYRA® (prolonged-release fampridine tablets) - For the quarter ended June 30, 2016, the Company reported FAMPYRA royalties from sales outside of the U.S. of $2.7 million compared to $2.5 million for the same quarter in 2015.

Research and development (R&D) expenses for the quarter ended June 30, 2016, were $50.3 million, including $2.6 million of share-based compensation, compared to $31.2 million, including $2.2 million of share-based compensation for the same quarter in 2015. R&D expenses increased due to investment in our late stage programs, as well as the addition of Biotie R&D expenses from the date of acquisition.

Sales, general and administrative (SG&A) expenses for the quarter ended June 30, 2016, were $53.1 million, including $6.7 million of share-based compensation, compared to $52.8 million, including $6.5 million of share-based compensation for the same quarter in 2015.  SG&A expenses exclude transaction expenses related to the Biotie acquisition and include Biotie expenses for the quarter ended June 30, 2016, from the date of acquisition.

Benefit from income taxes for the quarter ended June 30, 2016, was $1.0 million, including $2.4 million of cash taxes, compared to a provision for income taxes of $1.1 million, including $0.6 million of cash taxes, for the same quarter in 2015.

At June 30, 2016, the Company had cash, cash equivalents and investments of $137.4 million. The decrease in cash from December 31, 2015, is primarily attributable to the Company's acquisition of Biotie. In June 2016, the Company entered into a three-year senior secured revolving credit agreement with JP Morgan Chase Bank, N.A. for up to $60 million.

2016 Financial Guidance

•	The Company reiterates AMPYRA 2016 net sales guidance of $475-$485 million.

•
R&D guidance is revised from $165-$175 million to $195-$205 million. This guidance is a non-GAAP projection which excludes share-based compensation, as more fully described below under "Non-GAAP Financial Measures." The increase in R&D expense is primarily driven by the addition of tozadenant, a Phase 3 asset for the treatment of OFF periods for people with Parkinson's disease.

•
SG&A guidance remains unchanged at $195-$205 million. This guidance is a non-GAAP projection which excludes share-based compensation for the Company and transaction expenses related to the Biotie acquisition, as more fully described below under "Non-GAAP Financial Measures." SG&A guidance reflects the addition of the Biotie operations, offset by reductions in current and projected SG&A expenses.

•	The Company expects to be approximately cash flow neutral for the second half of 2016.

Second Quarter 2016 Highlights

Commercial

•	AMPYRA® (dalfampridine)
-
AMPYRA revenues for the second quarter of 2016 were $122.1 million, up 16% from the second quarter in 2015. This represents the 13th consecutive quarter of double-digit, year-over-year growth for AMPYRA, which was launched in 2010.

-
In June, the United States Court of Appeals for the Federal Circuit denied a request by Mylan Pharmaceuticals for a rehearing of the Court's previous decision to uphold a lower court ruling that Acorda's Abbreviated New Drug Application (ANDA) litigation against Mylan can continue in the District Court of Delaware. Mylan has indicated that it intends to file a petition for certiorari to the United States Supreme Court.

-	In July, the Company submitted its responses to four Inter Partes Review (IPR) petitions to the United States Patent and Trademark Office (USPTO). A decision on the IPR is expected in March 2017.
-	A District Court trial for Company's litigation against six generic companies seeking ANDA approvals is scheduled for September 2016.The Company has five Orange Book-listed patents on AMPYRA and will vigorously defend its intellectual property rights.

 Late Stage Clinical Pipeline

•	Dalfampridine in Post-Stroke Walking Difficulties (PSWD)
-
Data from an unblinded analysis of the current twice-daily (BID) clinical trial are expected in the fourth quarter of 2016. Data from the Phase 1 multi-dose pharmacokinetic (PK) testing for once-daily (QD) dalfampridine are also expected in the fourth quarter of 2016.

-	If the multi-dose PK and BID analyses are positive, the Company plans to move forward with two concurrent, pivotal Phase 3 trials of dalfampridine in PSWD in mid-2017 using a QD formulation.

•	CVT-301 in Parkinson's Disease
-	In June, data from the CVT-301 Phase 2b clinical trial were presented in three posters during the 20th International Congress of Parkinson's Disease and Movement Disorders in Berlin, Germany.
-	Last patient out (LPO) of the ongoing Phase 3 efficacy study is expected by the end of 2016.

Early Stage Pipeline

•	CVT-427 in Migraine
-
Data from a Phase 1 pharmacokinetic (PK) study of CVT-427, an inhaled formulation of zolmitriptan, showed increased bioavailability and faster absorption compared to oral and nasal administration of the same active ingredient. The trial enrolled 21 healthy adults.

-	The data showed that median TMAX was about 12 minutes for all CVT-427 doses compared to 1.5 hours for the oral tablet and 3.0 hours for the nasal spray.
-
There were no serious adverse events, dose limiting toxicities, or study discontinuations due to adverse events reported after administration. The most commonly reported treatment-emergent AEs were cough, chest discomfort, headache and feeling hot. Apart from cough, single dose CVT-427 tolerability was generally consistent with the known safety profile of zolmitriptan.

-	The data were presented at the 58th Annual Scientific Meeting of the American Headache Society in San Diego, CA.
-	The Company plans to initiate a special population study in the second half of 2016, and expects to advance this program into Phase 2 in 2017.

•	Other Pipeline
-	In May, development of PLUMIAZTM, an investigational therapy for the treatment of seizure clusters in people with epilepsy, was discontinued after data from the Phase 3 clinical trials did not demonstrate its bioequivalence to Diastat® (diazepam) rectal gel.

Corporate Updates

•	The Company has received more than 97% of Biotie's outstanding shares in the tender offer and expects to complete the purchase of 100% of Biotie's shares in the second half of this year.
•	In June, Biotie delisted its American Depositary Shares from the NASDAQ following the filing of an application on Form 25 with the U.S. Securities and Exchange Commission.
•
In July, Dr. Burkhard Blank assumed the role of Chief Medical Officer (CMO). Dr. Blank was named interim CMO in January 2016, and previously served as CMO for several biopharmaceutical companies, including Boehringer Ingelheim, Inc.

Webcast and Conference Call

The Company will host a conference call today at 8:30 a.m. ET to review its second quarter 2016 results.

To participate in the conference call, please dial (855) 542-4209 (domestic) or (412) 455-6054 (international) and reference the access code 40809722. The presentation will be available on the Investors section of www.acorda.com. Please log in approximately 5 minutes before the scheduled time of the presentation to ensure a timely connection.

A replay of the call will be available from 11:30 a.m. ET on July 28, 2016, until 11:59 p.m. ET on August 4, 2016. To access the replay, please dial (855) 859-2056 (domestic) or (404) 537-3406 (international) and reference the access code 40809722. The archived webcast will be available in the Investor Relations section of the Acorda website.

About Acorda Therapeutics
Founded in 1995, Acorda Therapeutics is a biotechnology company focused on developing therapies that restore function and improve the lives of people with neurological disorders.

Acorda has an pipeline of novel neurological therapies addressing a range of disorders, including Parkinson's disease, post-stroke walking difficulties, migraine, and multiple sclerosis. Acorda markets three FDA-approved therapies, including AMPYRA® (dalfampridine) Extended Release Tablets,10 mg.

For more information, please visit the Company's website at: www.acorda.com.

Forward-Looking Statement
This press release includes forward-looking statements. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or prospects should be considered forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including:  the ability to complete the Biotie transaction on a timely basis; the ability to realize the benefits anticipated from the Biotie and Civitas transactions, among other reasons because acquired development programs are generally subject to all the risks inherent in the drug development process and our knowledge of the risks specifically relevant to acquired programs generally improves over time; the ability to successfully integrate Biotie's operations and Civitas' operations, respectively, into our operations; we may need to raise additional funds to finance our expanded operations and may not be able to do so on acceptable terms; our ability to successfully market and sell Ampyra (dalfampridine) Extended Release Tablets, 10 mg in the U.S.; third party payers (including governmental agencies) may not reimburse for the use of Ampyra or our other products at acceptable rates or at all and may impose restrictive prior authorization requirements that limit or block prescriptions; the risk of unfavorable results from future studies of Ampyra or from our other research and development programs, including CVT-301 or any other acquired or in-licensed programs; we may not be able to complete development of, obtain regulatory approval for, or successfully market CVT-301, any other products under development, or the products that we will acquire when we complete the Biotie transaction; the occurrence of adverse safety events with our products; delays in obtaining or failure to obtain and maintain regulatory approval of or to successfully market Fampyra outside of the U.S. and our dependence on our collaborator Biogen in connection therewith; competition; failure to protect our intellectual property, to defend against the intellectual property claims of others or to obtain third party intellectual property licenses needed for the commercialization of our products; and failure to comply with regulatory requirements could result in adverse action by regulatory agencies.

These and other risks are described in greater detail in our filings with the Securities and Exchange Commission. We may not actually achieve the goals or plans described in our forward-looking statements, and investors should not place undue reliance on these statements. Forward-looking statements made in this presentation are made only as of the date hereof, and we disclaim any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this presentation.

Non-GAAP Financial Measures
This press release includes financial results prepared in accordance with accounting principles generally accepted in the United States (GAAP), and also certain historical and forward-looking non-GAAP financial measures. In particular, Acorda has provided non-GAAP net income, adjusted to exclude the items below , and has provided 2016 guidance for R&D and SG&A on a non-GAAP basis. Non-GAAP financial measures are not an alternative for financial measures prepared in accordance with GAAP. However, the Company believes the presentation of non-GAAP net income when viewed in conjunction with our GAAP results, provide investors with a more meaningful understanding of our ongoing and projected operating performance because this measure excludes (i) non-cash charges and benefits that are substantially dependent on changes in the market price of our common stock, (ii) non-cash interest charges related to the accounting for our outstanding convertible debt which are in excess of the actual interest expense owing on such convertible debt as well as non-cash interest charges related to our asset based loan and acquired Biotie debt, (iii) changes in the fair value of acquired contingent consideration which do not correlate to our actual cash payment obligations in the relevant period, (iv) non-cash tax expenses related to our tax accounting which do not correlate to our actual tax payment obligations, (v) realized foreign currency transaction gains and losses, and (vi) acquisition related expenses. The Company believes its non-GAAP net income measure helps indicate underlying trends in the company's business and is important in comparing current results with prior period results and understanding projected operating performance. Also, management uses non-GAAP financial measure to establish budgets and operational goals, and to manage the company's business and to evaluate its performance.

In addition to non-GAAP net income, we have provided revised 2016 guidance for R&D and SG&A on a non-GAAP basis. Due to the forward looking nature of this information, the amount of compensation charges and benefits needed to reconcile these measures to the most directly comparable GAAP financial measures is dependent on future changes in the market price of our common stock and is not available at this time. The range of SG&A expenditures for 2016 also excludes expenses related to the acquisition of Biotie because of the extraordinary nature of these expenses. The Company believes that this non-GAAP measure provides investors with a more meaningful understanding of our ongoing and projected SG&A expenses.

A reconciliation of the historical non-GAAP financial results presented in this release to our GAAP financial results (but not the 2016 guidance for R&D and SG&A) is included in the attached financial statements.

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Financial Statements

Acorda Therapeutics, Inc.
Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	June 30, 2016	December 31, 2015

Assets
Cash, cash equivalents, short-term and long-term investments	$137,400	$353,305
Trade receivable, net	45,886	31,466
Other current assets	24,325	30,070
Finished goods inventory	55,553	36,476
Deferred tax asset	13,245	2,128
Property and equipment, net	36,754	40,204
Goodwill	284,504	183,636
Intangible assets, net	751,524	430,856
Other assets	8,465	3,153
Total assets	$1,357,656	$1,111,294

Liabilities and stockholders' equity
Accounts payable, accrued expenses and other current liabilities	$125,942	$80,391
Current portion of deferred license revenue	9,057	9,057
Current portion of notes payable	1,126	1,144
Convertible senior notes	294,854	290,420
Contingent consideration	71,700	63,500
Non-current portion of deferred license revenue	36,984	41,513
Deferred tax liability	101,077	12,146
Other long-term liabilities	35,374	10,098
Total stockholder's equity - Acorda Therapeutics	671,638	603,025
Noncontrolling interest	9,904	-
Total Stockholders' equity	681,542	603,025
Total liabilities and stockholders' equity	$1,357,656	$1,111,294

Acorda Therapeutics, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2016	2015	2016	2015

Revenues:
Net product revenues	$120,695	$107,565	$230,842	$201,064
Royalty revenues	4,499	3,878	7,990	7,966
License revenue	2,264	2,264	4,529	4,529
Total revenues	127,458	113,707	243,361	213,559

Costs and expenses:
Cost of sales	26,435	22,708	49,621	41,155
Cost of license revenue	159	159	317	317
Research and development	50,293	31,229	94,863	61,865
Selling, general and administrative	53,056	52,819	104,838	101,589
Acquisition related expenses	9,548	-	16,746	-
Change in fair value of acquired contingent consideration	2,000	1,100	8,200	4,200
Total operating expenses	141,491	108,015	274,585	209,126

Operating (loss) income	$(14,033)	$5,692	$(31,224)	$4,433

Other (expense) income, net	(5,896)	(3,565)	1,037	(7,430)
(Loss) income before income taxes	(19,929)	2,127	(30,187)	(2,997)
Benefit from (provision for) income taxes	972	(1,130)	10,709	909

Net (loss) income	$(18,957)	$997	$(19,478)	$(2,088)

Net loss attributable to noncontrolling interest	678	-	678	-
Net (loss) income attributable to Acorda Therapeutics, Inc.	$(18,279)	$997	$(18,800)	$(2,088)

Net (loss) income per common share - basic	$(0.40)	$0.02	$(0.42)	$(0.05)
Net loss per common share - diluted	$(0.40)	$0.02	$(0.42)	$(0.05)
Weighted average per common share - basic	45,338	42,085	45,077	42,058
Weighted average per common share - diluted	45,338	43,282	45,077	42,058

Acorda Therapeutics, Inc.
Non-GAAP Income and Income per Common Share Reconciliation
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2016	2015	2016	2015

GAAP net (loss) income	$(18,957)	$997	$(19,478)	$(2,088)
Pro forma adjustments:
Non-cash interest expense (1)	2,360	2,128	4,564	4,230

Non-cash tax benefit (2)	(3,393)	550	(13,287)	(2,232)

Change in fair value of acquired contingent consideration (3)	2,000	1,100	8,200	4,200

Acquisition related expenses (4)	9,548	-	16,746	-

Realized foreign currency loss (gain) (5)	2,551	-	(7,738)	-

Share-based compensation expenses included in R&D	2,616	2,159	4,737	3,982
Share-based compensation expenses included in SG&A	6,656	6,549	12,694	11,853
Total share-based compensation expenses	9,272	8,708	17,431	15,835

Total pro forma adjustments	22,338	12,486	25,916	22,033

Non-GAAP net income	$3,381	$13,483	$6,438	$19,945

Net income per common share - basic	$0.07	$0.32	$0.14	$0.47
Net income per common share - diluted	$0.07	$0.31	$0.14	$0.46
Weighted average per common share - basic	45,338	42,085	45,077	42,058
Weighted average per common share - diluted	46,028	43,282	46,036	43,434

(1) Non-cash interest expense related to convertible senior notes, asset based loan, and Biotie debt.
(2) $2.4 million and $0.6 million paid in cash taxes in the three months ended 2016 and 2015, respectively; $2.6 million and $1.3 million paid in cash taxes in the six months ended 2016 and 2015, respectively.

(3) Changes in the fair value of the acquired contingent consideration related to the Civitas acquisition.
(4) Transaction expenses related to the Biotie acquisition.
(5) Realized foreign currency loss (gain) related to the Biotie transaction included in Other (expense) income, net in the Consolidated Statements of Operations.